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Exhibit 23.7

CONSENT

     We consent to the disclosure, in the Registration Statement and accompanying Prospectus (“RS&P”) dated March 18, 2005that Crystallex International Corporation (“Crystallex”) is filing with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the written information attributed to us and provided to Crystallex, and of our opinions set forth therein, contained in our report entitled “Las Cristinas Project, Venezuela Feasibility Study (20,000 t/d Production Rate)” dated September, 200 (the “20,000 t/d Feasibility Study”), and of our report entitled “Las Cristinas Project, Venezuela Feasibility Study (40,000 t/d Production Rate)” dated January, 2004 (the “40,000 t/d Feasibility Study”) and the Environmental Impact Study (“EIS”) dated April 15, 2004, relating to the Las Cristinas Properties in Venezuela.

     SNC-Lavalin Engineers & Constructors Inc. (“SLE&C”) has no reasonable ground to believe, and does not in fact believe, that there had been a misrepresentation in such Registration Statement in respect of the contents of the 40,000 t/d Feasibility Study or the 20,000 t/d Feasibility Study (jointly referred to as the “Feasibility Studies”) or of the EIS, provided, however, that SLE&C has not reviewed the documents incorporated by reference in the RS&P, referred to as items (b), (c), (d) (with the exception of those Forms 6-K dated August 13 and 17, November 9 and 10, 2004, and January 28, 2005), and (f), and this consent does not apply to those documents.

     The work and/or services described in the following portions of the Feasibility Studies were performed, and the opinions in respect thereof are expressed by others, and edited by SLE&C for consistency of format only:

1.1	Property description and location;

1.2	Geology and resources (including mineral resource estimates);

1.3	Mining (including mineral reserve estimates);

1.4	Metallurgical test work (except as stated in the Feasibility Study);

1.5	Geotechnical test work and interpretation;

1.6	Administration and operations;

1.7	Financial analysis (including estimates of Cumulative Free Cashflow, NPV (unleveraged), IRR (unleveraged), and Payback period).

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     SLE&C has not taken any steps to audit or confirm such information and, as such, SLE&C expresses no opinions in respect of these matters.

     We also consent to the use of our name under the heading “Experts” in any filing of such RS&P.

Date: March 17, 2005	SNC-Lavalin Engineers & Constructors Inc.

By: /s/ Yash Sthankiya Name: Yash Sthankiya Title: Senior Vice-President, Operations